Exhibit 99.1

Contact:
Mallorie Burak
Southwall Technologies Inc.
Phone: (650) 798-1200

For Immediate Release

Southwall Announces Q3 2007 Results

Palo Alto, California- 14 November, 2007 –Southwall Technologies Inc. (OTCBB:SWTX) announced third quarter 2007 revenue of $9.249 million compared to $9.597 million in the third quarter of 2006 a 3.63% decrease.  The decrease was primarily due to a decline in revenue relating to the electronic display products partially offset by an increase in window film and automotive glass products.

Third quarter 2007 net income was $250 thousand, earnings per fully diluted share was zero, compared to a net loss of $2.721 million or ($0.11) per fully diluted share for the third quarter of 2006.  The increase was primarily due to $3.23 million lower operating expenses and $500 thousand in other income from a Technology Transfer and Service Agreement.

Our cash and cash equivalents at the end of the third quarter were $4.775 million.

Mr. Dennis Capovilla, President, said, “We are pleased to report our third consecutive quarter of profitability, which is a direct result of our  focus on streamlining our infrastructure and directing our attention to core energy markets.”

About Southwall Technologies Inc.

Southwall Technologies Inc. is recognized worldwide as a leading innovator in the development and manufacture of high performance, energy-saving films and glass products that dramatically improve the energy efficiency of architectural and automotive glass. Southwall is an ISO 9001:2000-certified manufacturer with customers in over 25 countries around the world, including Audi, BMW, DaimlerChrysler, Mitsui Chemicals, Guardian, Peugeot-Citroen, Philips, Pilkington, Renault, Saint-Gobain Sekurit, and Volvo.

This press release may contain forward-looking statements, including, without limitation, statements regarding the Company's expectations, beliefs, intentions, or strategies regarding the future.  All forward-looking statements in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.  These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presented.  These risks include the possibility that the Company’s expected future results will be materially worse than estimated, that the Company may not continue to be profitable in future quarters or may not be able to achieve future long-term growth, that there will be a decline in one or more portions of our business in 2007 or thereafter, that the Company will not be successful in improving operations performance or controlling costs, that the Company will suffer a decline in manufacturing or financial effectiveness, that the Company’s new product development will not be successful, that there may be decreasing demand in markets in addition to the electronic display market, and that the Company will not be able to secure additional financing if required, as well as risks associated with its failure to meet potential covenant requirements under future credit facilities.  Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including those set forth in the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2006, filed on April 02, 2007, and the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007, to be filed on November 14, 2007.

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SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$4,775	$5,524
Restricted cash	657	209
Accounts receivable, net	5,764	3,608
Inventories, net	5,971	5,598
Other current assets	781	1,064
Total current assets	17,948	16,003
Property, plant and equipment, net	17,045	17,232
Restricted cash loans	1,196	1,111
Other assets	1,330	1,155
Total assets	$37,519	$35,501

LIABILITIES, PREFERRED STOCK AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long term debt and capital leases	$1,118	$1,059
Short term obligations	3,000	2,996
Accrued payable	1,411	955
Accrued compensation	863	859
Government grants advanced	234	-
Other accrued liabilities	6,306	6,448
Total current liabilities	12,932	12,317

Term debt and capital leases	8,288	8,568
Government grants advanced	-	220
Other long term liabilities	2,619	2,550
Total liabilities	23,839	23,655

Series A, convertible preferred stock	4,810	4,810

Stockholders' equity:
Common stock	28	27
Capital in excess of par value	78,345	78,081

Accumulated other comprehensive income: Translation gain on subsidiary	4,321	3,696
Accumulated deficit	(73,824)	(74,768)
Total stockholders' equity	8,870	7,036

Total liabilities, redeemable preferred stock and stockholders' equity	$37,519	$35,501

SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006

Net Revenues	$9,249	$9,597	$29,005	$30,968
Cost of revenues	6,070	5,667	18,673	19,301

Gross profit	3,179	3,930	10,332	11,667

Operating expenses:
Research & Development	934	1,659	3,173	5,376
Selling, general and administrative	2,122	4,674	6,932	9,761
Impairment charge (recoveries) for long-lived assets	(17)	(325)	(25)	(117)
Restructuring charges	-	263	-	974

Total operating expenses	3,039	6,271	10,080	15,994

Income (loss) from operations	140	(2,341)	252	(4,327)

Interest expense, net	(191)	(169)	(471)	(550)
Other income (expenses), net	513	(18)	1,561	161

Income (loss) before provision for income taxes	462	(2,528)	1,342	(4,716)

Provision for income taxes	212	193	398	719

Net income (loss)	250	(2,721)	944	(5,435)

Deemed dividend on redeemable preferred stock	122	123	366	367

Net income (loss) attributable to common stockholders	$128	$(2,844)	$578	$(5,802)

Net income (loss) per share:

Basic	$-	$(0.11)	$0.02	$(0.22)
Diluted	$-	$(0.11)	$0.02	$(0.22)

Shares used in computing net income (loss) per share :
Basic	27,820	26,957	27,493	26,907
Diluted	28,867	26,957	28,313	26,907

SOUTHWALL TECHNOLOGIES INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended
	September 30,	September 30,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$944	$(5,435)
Adjustments to reconcile net income (loss) to net cash provided by (used in)
operating activities:
Deferred income tax	(56)	54
Impairment charge (recoveries) from long-lived assets	(25)	(117)
Depreciation and amortization	2,087	1,836
Stock compensation	273	487
Change in assets and liabilities:
Accounts receivable, net	(2,129)	1,982
Inventories, net	(373)	638
Other current and non current assets	161	(524)
Accrued liabilities - deferred rent	0	(1,192)
Accounts payable and accrued liabilities	10	2,123

Net cash provided by (used in) operating activities:	892	(148)

Cash flows from investing activities:
Restricted cash	(417)	181
Proceeds from sale of property, plant and equipment	25	422
Expenditures for property, plant and equipment	(635)	(781)

Net cash used in investing activities	(1,027)	(178)

Cash flows from financing activities:
Proceeds from exercise of stock options	357	32
Repayments of term debt	(837)	(1,133)
Payments on line of credit	(2,996)	0
Borrowings on line of credit	3,000	0
Investment credit in Germany	(3)	(219)

Net cash used in financing activities	(479)	(1,320)

Effect of foreign exchange rate changes on cash	(135)	78

Net decrease in cash and cash equivalents	(749)	(1,568)
Cash and cash equivalents, beginning of period	5,524	6,600

Cash and cash equivalents, end of period	$4,775	$5,032

Supplemental cash flow disclosures:
Interest paid	$670	$725
Income taxes paid	$398	$719

Supplemental schedule of non-cash investing and financing activities:
Dividends accrued	$366	$367

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